FOR IMMEDIATE RELEASE

CONTACTS:
Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS
FIRST-QUARTER 2008 RESULTS

PROVO, Utah — May 1, 2008 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported first-quarter revenue of $298.1 million, a 9 percent improvement over the prior-year period. Earnings per share for the quarter were $0.21, representing a 31 percent increase compared to the same quarter of 2007. Revenue for the quarter was positively impacted 6 percent by foreign currency fluctuations. Quarterly earnings per share were also negatively impacted approximately $0.05 from the translation of yen denominated debt to U.S. dollars as a result of the yen strengthening from 111.5 at the beginning of the first quarter to 99.7 at the end of the quarter. This expense is reported on the Other Income/Expense line of the company’s income statement.

“We have high expectations for the year and our first-quarter results serve as an important milestone in achieving our 2008 targets for revenue growth, operating income and earnings per share,” said Truman Hunt, president and chief executive officer. “I am particularly pleased with our efforts to improve profitability, which resulted in a 9.2 percent operating margin compared to 6.4 percent in the first quarter of 2007, putting us on track to reach our 10.5 percent operating margin goal for the year.

“It’s also encouraging to see good results in both our nutrition and personal care brands with particularly strong demand for our Galvanic Spa System II and Tru Face Essence skin treatment products. We continued to see strong results in South Korea, the United States, Europe, Hong Kong and Southeast Asia, which offset a decline in Japan. The positive first quarter was also highlighted by a successful distributor convention in South Korea. We look forward to similar conventions in Japan and the Greater China region during the second quarter,” said Hunt.

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Nu Skin Enterprises
May 1, 2008

Regional Results

North Asia. First-quarter revenue in North Asia was $149.4 million, compared to $140.3 million for the same period in 2007, representing 6 percent growth. Regional results were positively impacted approximately 9 percent due to foreign currency fluctuations. Local-currency revenue in Japan was down 10 percent year-over-year, while South Korea’s continued momentum drove a local currency revenue gain of 24 percent. The number of executive distributors in the region was down 2 percent while the number of active distributors was slightly higher than the prior year.

Greater China. Revenue in Greater China was $49.9 million for the first quarter compared to $49.0 million in the prior-year period and was positively impacted approximately 5 percent from foreign currency fluctuations. Hong Kong generated local currency revenue growth of 11 percent while Taiwan was down 2 percent and Mainland China was down 12 percent. The executive distributor count in the region was down 5 percent compared to the first quarter of 2007, while the number of active distributors decreased 11 percent.

Americas.     Revenue in the Americas was $50.4 million, a 19 percent increase over the prior-year period. In the United States, revenue improved 18 percent while Canada and Latin America both increased approximately 22 percent. Executive and active distributor counts in the region improved 7 percent and 9 percent, respectively, over prior-year results.

South Asia/Pacific. Revenue in South Asia/Pacific was $25.5 million compared to $23.6 million in the prior year. This improvement was driven by a 9 percent positive impact from foreign currency fluctuations and steady results in most markets. The region’s first-quarter executive count improved 1 percent while active distributors decreased 10 percent, compared to the same period in 2007.

Europe. Revenue from Europe was $22.8 million, a 23 percent improvement over the prior-year period. The region’s results benefited from strong growth in Eastern Europe and were positively impacted approximately 12 percent by foreign currency fluctuations. Executive and active distributor counts in the region increased 23 percent and 18 percent, respectively, compared to the prior-year period.

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Nu Skin Enterprises
May 1, 2008

Operational Performance

The company’s gross margin was 81.8 percent, a 30 basis point improvement over the prior-year period, due in part to lower air freight expenses and stronger foreign currencies. Selling expenses, as a percent of revenue, were 42.9 percent in the first quarter, or 30 basis points higher than the prior-year period, but even sequentially. General and administrative expenses were $88.6 million, or 29.7 percent of sales, compared to $89.0 million, or 32.5 percent of sales in the prior-year period. Foreign currency fluctuations negatively impacted general and administrative expenses by approximately $3.8 million during the quarter.

The company’s income tax rate for the quarter was 37.5 percent. In addition, the company’s cash and short-term investment position at the end of the quarter was $99.5 million while dividend payments during the quarter were $7.0 million.

Outlook

“We are very pleased with our first-quarter results and are confident we can achieve our 2008 business objectives,” stated Hunt. “We believe we are on course to deliver on the targets we outlined in our investor meeting last fall, including improving shareholder value by significantly increasing our earnings per share.

“While we are pleased with growth in nearly all of our markets, we remain focused on Japan, which experienced a greater-than-expected decline. During the first quarter, increased regulatory scrutiny and negative media attention focused on the direct selling industry created environmental challenges. We have solid business initiatives to execute in the second quarter, including the launch of LifePak nano and Tru Face Essence Ultra, both enhanced formulations of two of our top-selling products globally. Strong growth in our other major markets, including South Korea, the United States and Europe, is more than offsetting the decline in Japan,” continued Hunt.

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Nu Skin Enterprises
May 1, 2008

“In addition to our May distributor convention in Japan, we will also be holding a convention in the Greater China region during the second quarter. We believe our recent business initiatives in Mainland China have strengthened our position in this key market.

“Looking at the overall state of our business, our strong product and business initiatives are helping drive growth while our restructuring efforts are leading to more streamlined operations and cost savings. In addition, many socio-economic trends are working in our favor. A softening U.S. economy is encouraging more people to look at our business opportunity as a supplemental income source, while our international presence is allowing us to benefit from favorable currency fluctuations. In short, we are encouraged by the direction of our business and remain confident that 2008 will be a tremendous year for Nu Skin Enterprises,” concluded Hunt.

“Currencies have generally shifted in our favor,” said Ritch Wood, chief financial officer. “Based on our first-quarter results and a forecasted yen rate of 107 to the dollar for the rest of 2008, we are increasing our revenue guidance to $1.21 to $1.22 billion with earnings per share of $1.17 to $1.22. We anticipate second-quarter revenue of $303 to $308 million, assuming a yen exchange rate of 107, and earnings per share in the $0.26 to $0.28 range,” said Wood.

The company’s management will host a webcast with the investment community on May 1, 2008 at 11 a.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, www.nuskinenterprises.com. An archive of the webcast will be available at this same URL through May 16, 2008.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 47 markets throughout Asia, the Americas and Europe. The company markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology-based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

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Nu Skin Enterprises
May 1, 2008

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s belief that it is on track to reach the company’s 10.5 percent operating margin goal for the year as well as its other targets including a significant increase in earnings per share; (ii) management’s expectations for distributor conventions, product introductions, and strategic initiatives; (iii) management’s confidence that 2008 will be a tremendous year and that the company will meet its previously outlined targets; and (iv) management’s revenue and earnings projections for 2008 and the second quarter of 2008 set forth in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as negative market conditions, foreign currency exchange rate fluctuations, material decreases in executive-level and active distributors, or the company’s failure to execute effective initiatives in these markets; (b) uncertainty regarding the impact on our business of the increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market; (c) an increase in complaints to consumer protection agencies in Japan regarding the activities of some distributors and the associated risks to our business if such increase results in further regulatory scrutiny; (d) regulatory risks associated with the company’s tools and products, which could inhibit our ability to market a tool or product in a market if it is determined to be a medical device in any market or if our distributors make unauthorized claims that would cause such products to be classified as drugs; (e) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (f) risks that the direct selling regulations in China are interpreted or enforced by governmental authorities in a manner that negatively impacts the company’s current or planned business model there, including continued delays and uncertainty in the provincial direct selling licensing process, and risk that the implementation of a direct selling model will not result in the anticipated growth of the company’s business in China given the restrictive nature of the direct selling laws; (g) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner, increased regulatory scrutiny of nutritional products by regulators or changes in regulatory requirements that impact our products; (i) any failure of the implementation of recent business transformation initiatives to reduce overhead and drive growth; (j) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others similar to claims made against some of the company’s competitors; (k) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the company; and (l) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on February 29, 2008. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises
May 1, 2008

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2008 and 2007
(in thousands, except per share amounts)

	2008	2007
Revenue:
North Asia	$ 149,434	$ 140,259
Greater China	49,904	48,953
Americas	50,416	42,319
South Asia/Pacific	25,502	23,586
Europe	22,833	18,523
Total revenue	298,089	273,640

Cost of sales	54,197	50,679

Gross profit	243,892	222,961

Operating expenses:
Selling expenses	127,913	116,438
General and administrative expenses	88,555	88,972
Total operating expenses	216,468	205,410

Operating income	27,424	17,551

Other income (expense), net	(5,829)	(794)
Income before provision for income taxes	21,595	16,757
Provision for income taxes	(8,106)	(6,257)

Net income	$ 13,489	$ 10,500

Net income per share:
Basic	$ 0.21	$ 0.16
Diluted	$ 0.21	$ 0.16

Weighted average common shares outstanding:
Basic	63,457	65,939
Diluted	64,166	66,811

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Nu Skin Enterprises
May 1, 2008

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$ 97,537	$ 87,327
Current investments	1,910	5,225
Accounts receivable	23,938	23,424
Inventories, net	100,836	100,792
Prepaid expenses and other	48,020	49,576
	272,241	266,344

Property and equipment, net	87,822	88,529
Goodwill	112,446	112,446
Other intangible assets, net	85,933	86,163
Other assets	138,773	129,761
Total assets	$ 697,215	$ 683,243

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 22,552	$ 24,108
Accrued expenses	104,933	115,620
Current portion of long-term debt	33,381	31,441
	160,866	171,169

Long-term debt	179,163	169,229
Other liabilities	72,806	67,836
Total liabilities	412,835	408,234

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	211,586	209,821
Treasury stock, at cost	(412,791)	(413,976)
Retained earnings	553,345	546,832
Accumulated other comprehensive loss	(67,851)	(67,759)
	284,380	275,009
Total liabilities and stockholders' equity	$ 697,215	$ 683,243

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Nu Skin Enterprises
May 1, 2008

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of March 31, 2008		As of March 31, 2007		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	324,000	14,938	322,000	15,299	0.6%	(2.4%)
Greater China	137,000	6,140	154,000	6,432	(11.0%)	(4.5%)
Americas	162,000	4,627	149,000	4,317	8.7%	7.2%
South Asia/Pacific	62,000	2,138	69,000	2,112	(10.1%)	1.2%
Europe	62,000	2,244	53,000	1,820	17.0%	23.3%
Total	747,000	30,087	747,000	29,980	—	0.4%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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